CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions "Financial Highlights" in each Prospectus and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information, and to the incorporation by reference in Post-Effective Amendment No. 85 to the Registration Statement (Form N-1A, No. 002-88566) of our reports dated February 14, 2019, on the financial statements and financial highlights of International Equity Portfolio, Mid Cap Growth Portfolio, Mid Cap Intrinsic Value Portfolio, Short Duration Bond Portfolio, Sustainable Equity Portfolio and U.S. Equity Index PutWrite Strategy Portfolio included in the December 31, 2018 Annual Reports to Shareholders of Neuberger Berman Advisers Management Trust.

/s/ Ernst & Young LLP

Boston, Massachusetts
 April 19, 2019